Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com
MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. REPORTS RESULTS OF OPERATIONS FOR THE

THREE- AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2005

ATLANTA, November 9, 2005, – HomeBanc Corp. (NYSE: HMB) (“HomeBanc” or the “Company”), a real estate investment trust (“REIT”), today reported the Company’s consolidated results of operations for the three- and nine-month periods ended September 30, 2004 and 2005.

Financial Highlights

•	REIT taxable income of $14.2 million, or $0.25 per share, for the three months ended September 30, 2005;

•	GAAP consolidated net loss of $0.8 million, or $0.01 per share, for the three months ended September 30, 2005;

•	REIT portfolio assets of $5.1 billion at September 30, 2005, a 16% increase over the balance at June 30, 2005;

•	Mortgage origination volume of $1.8 billion for three months ended September 30, 2005, an increase of 26% over the quarter ended September 30, 2004;

•	New loan application volume of $2.0 billion for the three months ended September 30, 2005, an increase of 27% over the quarter ended September 30, 2004; and

•	$1.5 billion of pending mortgage loan applications in the pipeline at September 30, 2005, an increase of 33% over the pipeline at September 30, 2004.

Patrick S. Flood, HomeBanc Chairman and CEO, commented, “The third quarter performance represents a trend of solid and consistent growth of our loan production, credit performance and spread in our loan portfolio. Despite challenges in the market, HomeBanc continues to deliver consistent results in all areas of performance.”

Comparison of the Three Months Ended September 30, 2005 and 2004

•	Total consolidated revenues increased 177%, or $20.2 million, to $31.6 million for the third quarter of 2005 compared to $11.4 million for the same quarter of 2004, due primarily to the growth in net interest income resulting from our larger portfolio of mortgage loans held for investment;

•	Net gain on sale, before provision for contingent losses during the period and the effect of derivative financial instruments, was $10.2 million, or 148 bps, compared to $7.4 million, or 125 bps, on loan sales for the same period of 2004;

•	Total expenses for the quarter ended September 30, 2005 increased to $34.9 million, or 10%, over the third quarter 2004; and

•	Total consolidated GAAP net loss for the quarter ended September 30, 2005 decreased 96% to $0.8 million compared to the same period of 2004.

Comparison of the Nine Months Ended September 30, 2005 and 2004

•	Total consolidated revenues increased 80%, or $35.7 million, to $80.5 million for the nine months ended September 30, 2005 compared to $44.7 million for the same period of 2004, due primarily to the growth in net interest income resulting from our larger portfolio of mortgage loans held for investment;

•	Net gain on sale, before provision for contingent losses during the period and the effect of derivative financial instruments, was $32.5 million, or 169 bps, compared to $37.1 million, or 169 bps, on loan sales for the same period of 2004;

•	Total expenses for the nine months ended September 30, 2005 increased 8%, to $100.2 million, over the 2004 period; and

•	Total consolidated GAAP net loss for the nine months ended September 30, 2005 decreased 67%, to $12.0 million, compared to $36.2 million in the same period of 2004.

The Company’s REIT taxable income for the three- and nine-month periods ended September 30, 2005 was $14.2 million and $38.5 million, respectively. REIT taxable income, as defined in the following table, is a non-GAAP financial measure. Because of the REIT tax requirements on distributions, management believes that REIT taxable income is an additional meaningful measure to evaluate our performance. The most comparable GAAP measure is consolidated GAAP earnings. REIT taxable income should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. The Company uses REIT taxable income as the basis for establishing the amount of dividends payable to holders of its common stock. The principal differences between GAAP earnings and REIT taxable income in the periods are intercompany gains on sale of loans from taxable REIT subsidiaries to HomeBanc.

The following is the reconciliation of GAAP losses to REIT taxable income for the three and nine months ended September 30, 2005:

($s in thousands)	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
REIT taxable income (1)	$14,230	$38,451
Taxable REIT subsidiaries taxable loss	(7,236)	(28,327)
GAAP eliminations(2)	(10,328)	(29,830)
Income tax benefit	2,551	7,723

Consolidated GAAP loss (after-tax)	$(783)	$(11,983)

(1)	We define REIT taxable income to be REIT taxable income calculated under the Internal Revenue Code of 1986, as amended, for purposes of the REIT distribution requirement. A REIT is required to distribute 90% of its REIT taxable income, which, in general, includes all dividends received from our taxable REIT subsidiaries (TRSs) (generally, calculated without regard to the dividends paid deduction for distributions paid to REIT shareholders, and earnings retained by our TRSs), plus 90% of net after-tax income from foreclosure property.
(2)	Consists primarily of intercompany gains on sale of loans from REIT subsidiaries to HomeBanc Corp. excluded from income under Statements of Financial Accounting Standards No. 65, as amended.

Revenues

The Company’s net gain on sale of mortgage loans before provision for contingent losses on loans sold and the effect of derivative financial instruments for the three months ended September 30, 2005 and September 30, 2004 was $10.2 million and $7.4 million, respectively. Net gain on sale of mortgage loans before provision for contingent losses on loans sold and the effect of derivative financial instruments is a non-GAAP financial measure. The most comparable GAAP measure is net gain on sale of mortgage loans. The Company uses net gain on sale of mortgage loans before provision for contingent losses on loans sold and the effect of derivative financial instruments as an indication of pricing trends and related gain on sale performance, and management believes it is an additional meaningful measure of our performance. Net gain on sale of mortgage loans before provision for contingent losses on loans sold and the effect of derivative financial instruments should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. The following table provides a reconciliation of net gain on sale of mortgage loans before provision for contingent losses on loans sold and the effect of derivative financial instruments to net gain on sale of mortgage loans (dollars in thousands):

	Three Months Ended Sept. 30, 2005	Three Months Ended Sept. 30, 2004	Nine Months Ended Sept. 30, 2005	Nine Months Ended Sept. 30, 2004
Gain on sale revenue (GOS)	$10,243	$7,432	$32,469	$37,078
Effect of derivative financial instruments	198	139	301	431

GOS prior to provision	10,441	7,571	32,770	37,509
Contingent loss provision	(531)	(1,200)	(2,325)	(3,720)

Net GAAP GOS revenue	$9,910	$6,371	$30,445	$33,789

In addition, during the three months ended September 30, 2005, the Company recognized revenue of $3.9 million on derivative financial instruments arising from the ineffective portion of hedges and other contracts that did not qualify as hedges under SFAS No. 133. Of the total, $2.0 million was recognized in net interest income, and $1.9 million was reflected in other revenue. These derivatives were interest rate swap contracts used to mitigate interest rate risk associated with collateralized debt obligations. The total gain of $3.9 million was reflected in consolidated GAAP earnings but did not impact REIT taxable earnings during the period.

Origination Volume

The Mortgage Bankers Association Mortgage Finance Long-Term Forecast dated October 26, 2005 (the “MBA Forecast”) estimates total mortgage originations to be unchanged for the full year 2005 versus 2004. In contrast, HomeBanc estimates that its mortgage originations will increase approximately 15% in 2005 over 2004. The Company’s total mortgage origination volume for the three months ended September 30, 2005 increased 26% compared to the same period of 2004, which compares favorably to industry expectations. The Company’s pipeline of mortgage applications at September 30, 2005 increased 33%, to $1.5 billion, compared to $1.1 billion at September 30, 2004. Additionally, the Company’s mortgage applications were 27% greater for the quarter ended September 30, 2005 as compared to the quarter ended September 30, 2004. The Company’s purchase money mortgage volume closed during the three months ended September 30, 2005 accounted for 74% of its total loan volume compared to the industry average of 56%. During the quarter ended September 30, 2005, approximately $1.1 billion of loans were transferred from HomeBanc Mortgage Corporation to the REIT portfolio. For consolidated GAAP purposes, no gain on sale is recognized on loans transferred from the TRS to the REIT.

Loans Held for Investment

Loans held for investment increased 16%, to $5.1 billion, at September 30, 2005 from $4.4 billion at June 30, 2005. The estimated portfolio net interest spread was 1.29% as of September 30, 2005. Duration gap for the portfolio as measured by the net interest reset period was estimated to be a negative 1.7 months at September 30, 2005. During the quarter, $1.1 billion of loans were transferred to the REIT portfolio and $0.4 billion of loans paid off representing an annualized prepayment rate of 29%. “Throughout 2005, consumers have adapted to the increasing rate environment by selecting longer-term adjustable rate mortgage products, such as the 5/6 and 7/6 hybrid interest only mortgages. Although this activity has led to increased prepayment rates in short-term ARMs in our portfolio, the long-term products fit nicely in our REIT investment portfolio. Above all, we expect to maintain a stable net interest spread,” said Kevin D. Race, HomeBanc President, Chief Operating Officer and Chief Financial Officer.

Estimated portfolio net interest spread is a statistical forecasting measure and is defined as the weighted average coupon earned on loans held for investment minus the weighted average coupon on the debt secured by loans held for investment, including the effect of derivative financial instruments. The estimated portfolio net interest spread discussed excludes other Company debt and earning assets and the related interest expense and interest income. The Company believes estimated portfolio net interest spread is a useful measure since it shows the estimated earnings on loans held for investment after the cost of related debt which the Company believes is an important driver of REIT taxable income, which in turn forms the basis for dividends on its common stock. Estimated portfolio net interest spread should not be considered as a substitute for any measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

Loan Servicing

The Company serviced $5.9 billion, excluding loans held for sale, in unpaid principal balance related to 29,774 mortgage loans at September 30, 2005, of which 26,497 loans were held by the Company and 3,277 loans were serviced for third party investors. The loan servicing portfolio carried a weighted average servicing fee of 0.376% at September 30, 2005. The mortgage loans held by the Company on a unit basis had a 90-day or greater delinquency rate of 0.07%.

Operating Highlights

($s in millions) Loan Originations:	Three Months Ended Sept. 30, 2005	Three Months Ended Sept. 30, 2004	% Change
Total Originations	$1,807	$1,434	26%
Purchase	$1,330	$1,213	10%
Refinance	$477	$221	116%
ARM	$1,255	$1,089	15%
Fixed	$552	$345	60%
Loans sold to third parties	$690	$595	16%
Loan applications	$1,978	$1,556	27%
Loan application pipeline at period-end	$1,526	$1,148	33%
Total strategic marketing alliances (SMAs) – at period-end	230	140	64%
Realtors	112	76	47%
Builders	118	64	84%
Total SMA locations – at period-end	278	190	46%
Realtors	160	126	27%
Builders	118	64	84%

($s in millions) Loans Held for Investment:	As of and for the Quarters Ended
	Sept. 30, 2005	June 30, 2005
Loans held for investment, net	$5,118	$4,402
Weighted average yield	5.50%	5.22%
Collateralized debt & other debt	$5,197	$4,450
Debt at TRSs	(208)	(215)

REIT debt	$4,989	$4,235
Average cost of funds including hedges	4.21%	3.94%
Estimated portfolio net interest spread	1.29%	1.28%
Portfolio composition
1-month interest-only ARMs	8.1%	10.7%
6-month interest-only ARMs	18.9%	25.8%
3-year fixed/6-month interest-only ARM	11.6%	12.1%
5-year fixed/6-month interest-only ARM	45.6%	38.6%
7-year fixed/6-month interest-only ARM	10.0%	6.3%
All other mortgage loans	5.8%	6.5%

Total	100.0%	100.0%

Average FICO score – total portfolio	723	726
Average 1st mortgage loan to value (LTV)	79.5%	78.8%
Average 1st mortgage FICO score	723	726
Average 2nd mortgage LTV	93%	93%
Average 2nd mortgage FICO score	726	730
Geographic concentration (total portfolio):
Florida	52%	52%
Georgia	42%	43%
North Carolina	5%	4%
Other	1%	1%

($s in millions) Loan Servicing:	As of and for the Quarters Ended		% Change
	Sept. 30, 2005	June 30, 2005
Total servicing portfolio	$5,899	$5,188	14%
Loans serviced for third parties	$781	$786	0%
Loans serviced for REIT	$5,118	$4,402	16%
Weighted average service fee – securitized	0.370%	0.341%
Weighted average service fee – third parties	0.412%	0.446%
Weighted average service fee – all loans	0.376%	0.360%
REIT portfolio delinquency of 90 days or more – per unit basis	0.07%	0.08%

Certain amounts in this press release have been rounded for presentation purposes. Calculations appearing herein are based on the actual underlying amounts and may vary from the calculations that would result from use of the rounded amounts.

Noteworthy Events in the Quarter

On August 31, 2005, the Company announced the completion of a public offering of approximately $1.089 billion of mortgage backed securities consisting of adjustable rate, residential first-lien and second-lien mortgage loans.

Dividend Reinvestment and Stock Purchase Plan

The Company offers a dividend reinvestment and stock purchase plan. SunTrust Bank is the administrator for the plan. Shareholders can obtain additional information about the plan, including account opening materials, by contacting SunTrust Bank at 800-568-3476.

Conference Call

HomeBanc Corp. will host a conference call on Thursday, November 10, 2005 at 10:30 a.m. Eastern time, to discuss third quarter results. The conference call dial-in number is 800-949-8987 in the United States and Canada and 706-634-0965 from international locations. The conference ID number is 9664628. You may also listen to the call on www.earnings.com and on the HomeBanc Corp. website at www.homebanc.com. PowerPoint slides to accompany the conference call will be available on the Company’s website under Investor Relations – Financial Reports and also on the Company’s website under Investor Relations – Webcast Live link. The Internet broadcast will be archived on both websites until November 24, 2005. A digital recording of the conference call will be available for replay two hours after the call’s completion and will be available through November 17, 2005. To access this recording, dial 800-642-1687 and conference ID 9664628.

About our Company

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. HomeBanc Corp. has made an election to be taxed as a REIT for federal income tax purposes. For more information about HomeBanc Corp., HomeBanc Mortgage or the Company’s mortgage products, contact HomeBanc at www.homebanc.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding the Company’s expectations about portfolio growth, dividends and reductions in GAAP losses in future periods; REIT taxable income; estimated net interest spread; statements regarding expectations and guidance of increased mortgage originations for the Company for 2005, total industry mortgage originations for 2005, and growth in the Company’s portfolio of retained mortgage loans; and the Company’s ability to achieve continued success in execution of our strategy. Such forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation, risks of changes in interest rates and the yield curve on our mortgage loan production, our product mix and our interest sensitive assets and liabilities; mortgage loan prepayment assumptions and estimated lives of loans; the risk that loan applications may not be indicative of loan origination volume realized in the future due to fallout from applicants not completing the application process or not closing a loan; interest rate risks and credit risks of customers; loan loss experience and the rate of loan charge-offs; risks inherent in originating mortgage loans; loss experience arising from alleged breaches of representations and warranties provided to buyers of mortgage loans sold; risks related to the Company’s execution of its new business strategy and its ability to meet the requirements for operation as a REIT; the failure of assumptions underlying the establishment of reserves for loan and contingency losses and other estimates including estimates about loan prepayment rates, and the estimates and assumptions utilized in our hedging strategy; risks inherent in the application of our accounting policies as described in the footnotes to financial statements included in our filings with the SEC; and the other risks described in the Company’s SEC reports and filings under “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors.” You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise. This press release should be read in conjunction with the Company’s financial statements and the footnotes thereto filed with the SEC including, without limitation, the financial statements and footnotes set forth in the Company’s Quarterly Report on Form 10Q for the periods ended September 30, 2005 which will be filed with the SEC no later than November 14, 2005.

HomeBanc Corp. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Dollars in thousands, except per share data)
Revenues:
Net gain on sale of mortgage loans	$9,910	$6,371	$30,445	$33,789
Other revenue	3,433	2,358	5,151	4,104
Interest income	69,328	19,644	168,231	36,570
Interest expense	(50,502)	(15,869)	(121,549)	(28,069)

Net interest income	18,826	3,775	46,682	8,501
Provision for loan losses	609	1,095	1,812	1,659

Net interest income after provision for loan losses	18,217	2,680	44,870	6,842

Total revenues	31,560	11,409	80,466	44,735

Expenses:
Salaries and associate benefits, net	15,791	14,235	46,249	39,997
Marketing and promotions	6,999	6,263	19,865	17,097
Occupancy and equipment expense	3,907	3,965	11,232	16,872
Depreciation and amortization	2,185	1,606	6,008	4,304
Interest expense, other	—	123	—	869
Minority interest	72	89	197	163
Other operating expense	5,940	5,303	16,621	13,136

Total expenses	34,894	31,584	100,172	92,438

Loss before income taxes	(3,334)	(20,175)	(19,706)	(47,703)
Income tax benefit	(2,551)	(365)	(7,723)	(11,473)

Net loss	$(783)	$(19,810)	$(11,983)	$(36,230)

Net loss per share of common stock outstanding:
Basic and diluted	$(0.01)	$(0.53)	$(0.22)	$(2.13)

Dividends declared per share of common stock outstanding	$0.23	$—	$0.42	$—

Weighted average shares of common stock outstanding:
Basic and diluted	56,576,611	37,659,516	54,917,937	17,008,826

HomeBanc Corp. and Subsidiaries

Condensed Consolidated Balance Sheet (Unaudited)

	September 30, 2005	December 31, 2004
	(Dollars in thousands, except per share data)
Assets
Cash	$20,071	$12,232
Restricted cash	6,039	6,877
Mortgage loans held for sale, net	247,363	252,378
Mortgage loans held for investment, net of allowance of $4,547 and $2,870, respectively	5,118,152	2,937,156
Mortgage servicing rights, net	7,501	5,097
Accounts receivable	139,536	34,972
Prepaid assets, net	2,475	3,551
Premises and equipment, net	39,826	33,025
Goodwill, net	39,995	39,995
Deferred tax asset, net	19,664	11,973
Other assets	75,999	22,697

Total assets	$5,716,621	$3,359,953

Liabilities and shareholders’ equity
Warehouse lines of credit	$372,465	$333,783
Aggregation credit facilities	354,457	869,429
Loan funding payable	132,809	69,831
Other liabilities	49,184	49,981
Collateralized debt obligations	4,418,841	1,785,900
Junior subordinated debentures representing obligations for trust preferred securities	51,547	—

Total liabilities	5,379,303	3,108,924
Minority interest	22	16

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred Stock – par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock – par value $0.01 per share; 150,000,000 shares authorized; 56,613,525 and 45,501,117 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	566	455
Additional paid-in capital	365,687	294,809
Accumulated deficit	(57,933)	(45,950)
Unearned compensation	(907)	—
Accumulated other comprehensive (loss) income	29,883	1,699

Total shareholders’ equity	337,296	251,013

Total liabilities and shareholders’ equity	$5,716,621	$3,359,953

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